Exhibit 99.1

Industry Veteran Katherine D. Crothall, PhD

to Join Valeritas Board of Directors

BRIDGEWATER, New Jersey, September 22, 2016 — Valeritas Holdings, Inc. (OTCQB: VLRX) announced today the election of Katherine D. Crothall, PhD, to the Company’s Board of Directors, effective October 10, 2016. Dr. Crothall will serve as an independent director, bringing the total number of independent directors to four. In conjunction with the appointment of Dr. Crothall, Cameron Hui, who represents CRG, will step down from the Board of Directors as of October 10, resulting in a Board with a majority of independent directors.

John Timberlake, President and Chief Executive Officer of Valeritas, said, “We are thrilled to welcome Kathy to the Valeritas Board of Directors. Kathy brings a wealth of diabetes device experience from her time at Animas, which she founded and led through a successful commercial ramp-up until it was ultimately acquired by J&J. She knows what it takes to drive the adoption of an innovative technology in the diabetes marketplace and brings a proven track record of building and growing several successful medical device companies. We believe she will make significant contributions to Valeritas and look forward to working with her.”

Dr. Crothall commented, “Valeritas has a unique opportunity to significantly improve the lives of people living with Type 2 diabetes. V-Go® has all of the attributes of a product poised to gain broad adoption, including outstanding clinical data, convenience, ease-of-use, discreet dosing and cost-effectiveness. I look forward to being a part of providing people with Type 2 diabetes such an innovative solution to improved insulin management as Valeritas executes on its capital-efficient commercial strategy.”

Dr. Crothall currently serves as President, CEO, and Chairman of the Board of Aspire Bariatrics, a company committed to providing safe and effective treatments for obesity to patients worldwide. Prior to Aspire, Dr. Crothall was a Principal at Liberty Venture Partners, a venture capital firm located in Philadelphia, from 2006 until November 2010. Prior to Liberty, Dr. Crothall was Founder, President, and CEO of Animas Corporation, a leading manufacturer of insulin infusion pumps located in West Chester, PA, from its inception to its acquisition by Johnson & Johnson (J&J) Corporation in February 2006. Prior to Animas, Dr. Crothall was also the Founder, President, and CEO of two other medical device companies; Luxar Corporation (Seattle, WA) was founded in 1988 and was sold to ESC Medical, and Laakmann Electro-Optics, founded in 1978, was sold to Johnson & Johnson in 1981. Dr. Crothall continued running Laakmann Electro-Optics for five years post-acquisition.

Dr. Crothall received her BS from University of Pennsylvania and her PhD from University of Southern California, both in Electrical Engineering. She holds over 20 patents and is the recipient of several awards including the Ernst & Young Entrepreneur of the Year Award in 2003 and the Greater Philadelphia Raymond Rafferty Entrepreneurial Excellence Award in 2004. Dr. Crothall is a director of Adhezion BioMedical and Xanitos, Inc. She also sits on the Board of Overseers of the School of Engineering and Applied Sciences at the University of Pennsylvania.

About Valeritas Holdings, Inc.

Valeritas is a commercial-stage medical technology company focused on developing innovative technologies to improve the health and quality of life of people with Type 2 diabetes. Valeritas’s flagship product, V-Go® Disposable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery solution for patients with Type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in a state-of-the-art facility in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Disposable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contact:

Nick Laudico / Zack Kubow

The Ruth Group

(646)536-7030 / 7020

IR@valeritas.com

Media Contact:

Christopher Hippolyte

The Ruth Group

(646)536-7023

PR@valeritas.com